1
5321025
MANAGED PORTFOLIO SERIES
ADMINISTRATIVE SERVICING PLAN
SDBA Platform Classes
WHEREAS, Managed Portfolio Series (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”); and
WHEREAS, certain series of the Trust have established one or more classes of shares that are made available to investors in self-directed brokerage account platforms (“SDBA
Platforms”); and
WHEREAS, the Trust desires to adopt an Administrative Servicing Plan (the “Plan”) on behalf of the classes of shares of the series of the Trust listed on Schedule A, as may be amended from time to time (each, a “Fund”), and the Board of Trustees (the “Board”) has determined that there is a reasonable likelihood that adoption of the Plan will benefit each class of the Fund listed in Schedule A and its shareholders; and
NOW THEREFORE, the Fund hereby adopts the Plan on behalf of each class of a Fund listed in Schedule A on the following terms and conditions:
1.Each class of a Fund listed on Schedule A will pay, as set forth in Paragraph 2, for providing or for arranging for the provision of services to beneficial owners of the class
(“Customers”), including but not limited to:
●Ongoing Support: Providing ongoing support to facilitate Customers' access to and use of the SDBA Platform.
●Contact: Serving as the Customer's primary point of contact for inquiries regarding the Fund.
●Navigation & Maintenance: Assisting with platform support, navigation, and account maintenance.
●Transaction Processing: Aggregating, processing, and transmitting purchase and redemption transactions and facilitating money movement.
●Reporting: Managing the delivery and explanation of reports, records, and trade confirmations.
●Technology: Providing necessary technology for trade execution and participant-level reporting.
●Documentation: Forwarding Fund prospectuses, SAIs, and financial reports to
Customers, as appropriate.
●Suitability: Performing initial suitability analysis and ongoing reviews for Customers regarding the Fund.
●Education: Educating Customers on model strategies, risks, and the specific use of the
Fund within their portfolios.
2
5321025
●Consultation: Providing personalized financial consultation and acting as the liaison between the Customer and the Fund.
●Recordkeeping: Maintaining required records for each Customer.
●Such other similar services to the extent permissible under applicable statutes, rules or regulations.
2.Each class of the Fund listed on Schedule A shall pay for such services at an annual rate as indicated on Schedule A.  The payments shall be calculated and paid monthly.
3.While this Plan is in effect, the Board shall periodically review the amounts expended under this Plan and the purposes for which such expenditures were made.
4.This Plan shall be effective with respect to each class of a Fund listed on Schedule
A (or each class of a Fund added to Schedule A from time to time): (a) on the date upon which it is approved for such class of a Fund by vote of the Board; or (b) on the date the class commences operations, if such date is later.
5.This Plan may be terminated or amended, with respect to a class or classes of shares of the Fund, at any time by a vote of the Board.
3
5321025
SCHEDULE A
ADMINISTRATIVE SERVICING PLAN

Series (and Class) of Managed Portfolio Series	Fee as a Percentage of Average Daily Net Assets

Kensington Defender Fund
Class R Shares	0.70%